NeuroPace Reports First Quarter 2021 Financial Results and Provides 2021 Financial Guidance

Mountain View, Calif. – June 3, 2021 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy, today reported financial results for the quarter ended March 31, 2021.

Recent Highlights
•Total revenue of $11.2 million for the first quarter of 2021, representing a 12% increase over the comparable prior year period in 2020
•Initial implant revenue of $8.1 million for the first quarter of 2021, representing a 23% increase over the prior year period
•Completed an initial public offering of 6.9 million shares, raising approximately $105 million in net proceeds
•Issues 2021 total revenue guidance of approximately $47 million, representing 14% growth compared to 2020

“We are pleased with our quarterly results and continue to take a measured approach in the early stages of the COVID-19 recovery,” said Mike Favet, Chief Executive Office of NeuroPace. “In addition, we are excited about the successful completion of our IPO and are grateful for the support of the participating investors. The proceeds from the offering will enable us to take the next steps in our journey to make RNS Therapy the standard of care for drug-resistant epilepsy patients.”

First Quarter 2021 Financial Results

Total revenue was $11.2 million in the first quarter of 2021, a 12% increase from $10.0 million in the prior year period. Initial implant revenue was $8.1 million, a 23% increase from $6.6 million in the prior year period. Replacement implant revenue was $3.1 million, a decrease of 8% compared to the prior year period. Due to the longer replacement cycle of NeuroPace’s newer device with an eight-year battery life (double the battery life of the previous generation device), the decline in replacement implant revenue was expected.

Gross margin for the first quarter of 2021 was 75.7% compared to 70.7% in the first quarter of 2020. The increase in gross margin was primarily due to lower fixed costs per unit associated with increased volume and ongoing efforts to reduce product costs. Gross margin for the first quarter of 2020 was negatively impacted by a reduction in production volume due to the COVID-19 pandemic.

Total operating expenses in the first quarter of 2021 were $12.4 million, compared with $12.5 million in the same period of the prior year. R&D expense in the first quarter was $4.1 million compared with $4.8 million in the same period of 2020. The decrease in R&D expense was primarily driven by a reduction in payroll and personnel-related expenses. SG&A expense in the first quarter of 2021 was $8.3 million compared with $7.7 million in the prior year period. The increase in SG&A expense was primarily driven by increased costs associated with the initial public offering, and increased payroll and personnel-related expenses. This was partially offset by reduced expenses resulting from COVID-19 restrictions, including reduced sales representative travel costs.

Net loss was $8.8 million for the first quarter 2021, compared to a net loss of $6.7 million in the prior year period. The Company recorded a non-cash charge of $3.1 million in Other expenses due to an increase in fair value of convertible preferred warrant liability resulting from the initial public offering. The convertible preferred warrants were exercised in April upon closing of the IPO.

Cash and marketable securities were $30.5 million and long-term borrowings were $49.6 million as of March 31, 2021. The Company received approximately $105 million of net proceeds from the initial public offering, which closed on April 26, 2021.

2021 Financial Guidance

Despite ongoing challenges and uncertainties due to the COVID-19 pandemic and its impact on physician and patient behavior, NeuroPace is providing financial guidance as follows:

Full year 2021
•Total revenue of approximately $47 million, representing growth of 14% compared to prior year period.
•Initial implant revenue of approximately $36 million, representing growth of 29% compared to prior year period. Given the uncertain timing of enrollment in the Company’s clinical studies, initial implant revenue guidance of $36 million includes a small clinical study revenue contribution.
•Replacement implant revenue of approximately $11 million, representing a decline of 16% compared to prior year period.

Webcast and Conference Call Information

NeuroPace will host a conference call to discuss the first quarter 2021 financial results before market open on Thursday, June 3, 2021 at 8:00 A.M. Eastern Time. Investors interested in listening to the conference call may do so by dialing (844) 955-2173 for domestic callers or (914) 987-7949 for international callers, using conference ID: 1485513. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investors.neuropace.com/. The webcast will be archived and available for replay for at least 90 days after the event.

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients suffering from drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements

Statements in this press release regarding the expected benefits from the proceeds from the company’s IPO and the financial guidance regarding full year 2021 revenue are “forward-looking statements” based on NeuroPace’s current expectations, forecasts and assumptions, and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic on its business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (the “SEC”), including the final prospectus filed with the SEC pursuant to Rule 424(b)(4) filed on April 23, 2021 and its Quarterly Report on Form 10-Q for the period ended March 31, 2021 to be filed with the SEC. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2021	2020
Revenue	$11,217	$9,975
Cost of goods sold	2,724	2,918
Gross profit	8,493	7,057
Operating expenses
Research and development	4,100	4,833
Selling, general and administrative	8,267	7,682
Total operating expenses	12,367	12,515
Loss from operations	(3,874)	(5,458)
Interest expense	(1,849)	(2,998)
Other income (expense), net	(3,087)	1,715
Net loss	$(8,810)	$(6,741)
Net loss per share attributable to common stockholders, basic and diluted	$(32.73)	$(33.32)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	269,178	202,341

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	March 31,	December 31,
(in thousands, except share and per share amounts)	2021	2020
Assets
Current assets
Cash and cash equivalents	$13,841	$26,390
Short-term investments	16,689	11,689
Accounts receivable	8,202	8,395
Inventory	7,042	6,909
Prepaid expenses and other current assets	1,314	1,179
Total current assets	47,088	54,562
Property and equipment, net	476	515
Restricted cash	366	366
Deferred offering costs	2,371	484
Other assets	23	23
Total assets	$50,324	$55,950
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,484	$949
Accrued liabilities	5,734	6,603
Short-term debt	3,590	2,043
Total current liabilities	10,808	9,595
Deferred rent, noncurrent	1,204	1,301
Long-term debt	49,561	50,821
Redeemable convertible preferred stock warrant liability	3,491	369
Other liabilities	274	274
Total liabilities	65,338	62,360
Redeemable convertible preferred stock, $0.001 par value	141,422	141,422
Stockholders’ deficit
Common stock, $0.001 par value	—	—
Additional paid-in capital	240,032	239,826
Accumulated other comprehensive income	33	33
Accumulated deficit	(396,501)	(387,691)
Total stockholders’ deficit	(156,436)	(147,832)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$50,324	$55,950